UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2004

Global Crossing Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

001-16201	98-0407042
(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street Hamilton, Bermuda	HM12
(Address of Principal Executive Offices)	(Zip Code)

(441) 296-8600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

This Current Report on Form 8-K is being filed to report the borrowing, on October 1, 2004, by Global Crossing Limited (the “Company”) of the final $20 million installment under the credit agreement (the “Bridge Loan Facility”) dated May 18, 2004 pursuant to which a subsidiary of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”) made available to the Company $100 million in financing.

The Bridge Loan Facility was entered into by the Company’s primary operating company subsidiary in the United Kingdom, Global Crossing (UK) Telecommunications Limited (“GCUK”), and STT Communications Ltd. (“STTC”), a subsidiary of ST Telemedia. STTC subsequently assigned its rights and obligations under the Bridge Loan Facility to STT Crossing Ltd., another subsidiary of ST Telemedia (“STT Crossing”). The Bridge Loan Facility matures on December 31, 2004, and initially bore interest at a rate equal to one-month LIBOR plus 9.9%. Every 90 days after the May 18, 2004 closing, the spread over LIBOR increases by 0.5%. In addition, the Company is required to pay a fee of 1.0% per annum on any undrawn portion of the Bridge Loan Facility. The Company previously borrowed $40 million under this facility on June 1, 2004 and an additional $40 million on August 2, 2004.

The Bridge Loan Facility permits the loan proceeds to be upstreamed and to be used for the general corporate purposes of the entire Global Crossing group. Borrowings under the Bridge Loan Facility are secured by a lien on substantially all of the assets of GCUK and a pledge of the capital stock of GCUK. In addition, the Bridge Loan Facility is guaranteed by Global Crossing Limited and each subsidiary that receives an economic benefit from the loan proceeds. Except in the case of Global Crossing Limited, these guarantees are limited to the funds received by each such subsidiary.

In general, the covenants and events of default for the Bridge Loan Facility are customary for a senior secured credit facility. These provisions include limitations on the ability of GCUK and its subsidiaries to (1) incur indebtedness or liens, (2) pay dividends or make other payments to equity holders, (3) make investments or enter into sale and leaseback transactions or (4) sell assets or enter into consolidation or merger transactions. The Bridge Loan Facility also (1) contains cross-default provisions which could result in the acceleration of GCUK’s repayment obligations in the event that Global Crossing Limited or any one or more of its subsidiaries were to default on any capital lease obligation or other debt obligation totaling more than $2.5 million; and (2) prohibits the Company from making any cash payment of bonuses during the remainder of 2004, with certain limited exceptions, unless approved by a majority of the Compensation Committee of the Board of Directors of Global Crossing Limited.

STT Crossing has the right to transfer the Bridge Loan Facility to a bank without the Company’s consent. The terms of the Bridge Loan Facility require it to be repaid from the proceeds of any debt or capital markets transaction of GCUK. In addition, STT Crossing has the right to exchange a principal amount of the loan balance under the Bridge Loan Facility for an equivalent principal amount of debt securities issued in any such debt transaction by GCUK.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2004

GLOBAL CROSSING LIMITED

By:	/s/ Daniel O’Brien
Name:	Daniel O’Brien
Title:	Executive Vice President and Chief Financial Officer